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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

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                 BY RULE 14a-6(e)(2))
      / /        Definitive Proxy Statement
      /X/        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                                MORTONS RESTAURANT GROUP, INC.
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                 (Name of Registrant as Specified In Its Charter)

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           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)
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                                     [LOGO]

                        MORTON'S RESTAURANT GROUP, INC.
                            3333 New Hyde Park Road
                         New Hyde Park, New York 11042

                                 July 12, 2002

Dear Morton's Stockholder:

    At our upcoming Special Meeting of stockholders, scheduled for July 23, 2002, you will have the opportunity to vote on the proposed acquisition of Morton's by affiliates of Castle Harlan for $16.00 per share in cash. A lot has happened since we last communicated with you--including a significant improvement in the price and certainty of the Castle Harlan offer--and we want to be sure you know the facts so that you can make an informed decision about your investment.

A HIGHER PRICE FOR YOUR SHARES

    Castle Harlan's $16.00 per share cash offer is the best offer to emerge from a year-long process during which the Special Committee's financial advisors communicated with more than 30 potential buyers. The process, launched specifically to address stockholders' desire for liquidity and value realization, has been open, fair and thorough.

    The enhanced Castle Harlan offer resulted from an active bidding process between Castle Harlan and Carl Icahn. Illustrating the openness of the process and the Special Committee's clear focus on the best interests of all stockholders, at each step in this bidding process the Special Committee informed Mr. Icahn that it was prepared to accept a superior offer from him. Ultimately, Mr. Icahn's latest proposal was neither superior nor real.

    Included with this letter is a detailed description of the background of the merger since the date of our proxy materials, as well as updated information regarding the parties' conclusion that the transaction is fair to Morton's unaffiliated stockholders.

    The enhanced Castle Harlan offer represents a premium of 40% over the closing market price of $11.44 on March 25, 2002, the last full trading day before the parties entered into the original merger agreement, and a premium of 142% over the closing market price of $6.60 on February 14, 2002, the last full trading day before Castle Harlan submitted its initial proposal to acquire Morton's.

INCREASED CERTAINTY OF COMPLETING THE MERGER; CASH TO STOCKHOLDERS MORE QUICKLY

    Castle Harlan also modified certain closing conditions in the merger agreement, significantly increasing the likelihood that the merger can be completed promptly if stockholders approve the merger at the Special Meeting on July 23, 2002. This means you will get your cash more quickly. The modifications include:

    - Castle Harlan has removed the closing condition that required Morton's to obtain, prior to closing, all authorizations necessary to maintain liquor licenses following completion of the merger;

    - Castle Harlan has modified the closing condition requiring certain third party consents to the merger so that only material consents will be required to be obtained prior to completion of the merger; and

    - Castle Harlan has removed the closing condition that required Morton's to achieve a minimum level of earnings.

    Completion of the merger remains subject to various other standard closing conditions described in the proxy materials previously delivered to you.
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THE JULY 9TH ICAHN PROPOSAL--NOW YOU SEE IT, NOW YOU DON'T

    On July 9, 2002, Carl Icahn's affiliate "offered" to increase the merger price to $17 per share, subject to a new condition that Morton's immediately amend its stockholders rights agreement to permit Icahn to negotiate with other major stockholders to help him finance the acquisition. He characterized this condition as a "simple request."

    In reality, Icahn's "simple request" made his offer completely illusory. To make that amendment would have required the Company to breach its agreement with Castle Harlan--an agreement that is real and certain. By doing that, we would have risked losing the Castle Harlan agreement and incurring substantial damages, in exchange for a proposed Icahn offer that might never close.

    The Special Committee informed Icahn that it was prepared to accept his $17 offer if he would only drop the condition. He refused.

    Ask yourself why Carl Icahn suddenly needed us to exempt him from the stockholders rights agreement. None of his previous offers included this condition. Why would this billionaire suddenly need to join with others to secure a mere $4.5 million in additional funding?

    We told Icahn then and we tell him again now: if you have a real $17 offer to make, do it now.

THE TIME REMAINING TO VOTE IS SHORT AND YOUR VOTE IS VERY IMPORTANT--PLEASE
  SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD TODAY

    We realize there is a lot to absorb, but we urge you to give this matter your immediate attention. In order for stockholders to receive the $16.00 per share cash merger consideration, the holders of a majority of the outstanding shares of Morton's common stock entitled to vote must approve and adopt the merger agreement and approve the merger. The Special Meeting, scheduled for July 23, 2002, is less than two weeks away.

    If you have already returned your WHITE proxy card voting FOR approval of the merger, please accept our sincere thanks for your support, and there is no need for you to do anything further at this time to vote in favor of the merger at the increased price. If you have not already returned your WHITE proxy card or if you have previously voted AGAINST or to ABSTAIN with respect to the earlier Castle Harlan offer, WE URGE YOU TO IMMEDIATELY VOTE FOR APPROVAL OF THE MERGER IN LIGHT OF THE ENHANCED CASTLE HARLAN OFFER AND TO SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD IN THE ENCLOSED SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

    You may receive additional proxy materials from persons other than the Company. To ensure that your vote is counted in favor of receiving $16.00 per share in cash, we urge you to sign, date and return only the WHITE proxy card.

$16 CASH PER SHARE FROM CASTLE HARLAN--THE BEST AND ONLY REAL OFFER

    While Carl Icahn and Barry Florescue have both delivered a lot of heated rhetoric, neither has delivered a real, superior offer. We have said all along and we repeat now: if either of them has a real offer to make, do it now. The Special Committee already told Icahn it would accept his offer if he simply drops his condition. Nothing stands in his way.

    After considering the increased value of Castle Harlan's $16.00 per share cash offer, the favorable modification of the closing conditions mentioned above and the material risks involved in Icahn's conditional proposal, together with the significant challenges and risks Morton's faces as a stand-alone public company, the Special Committee and the Board of Directors concluded that the enhanced Castle Harlan offer is the best alternative for stockholders. WE URGE YOU TO VOTE FOR THE MERGER WITH CASTLE HARLAN.

    If you have any questions or need assistance in voting your shares, please call Georgeson Shareholder Communications at (866) 300-8590. This toll-free stockholder assistance number is staffed Monday through Friday from 9:00 a.m. until 8:00 p.m. (Eastern Daylight Time).

                                          Sincerely,

                                          /s/ Allen J. Bernstein

                                          Allen J. Bernstein
                                          Chief Executive Officer